EXHIBIT 4(oo)


Mallesons Stephen Jaques


Shareholder Term Loan Facility Agreement

Dated 12 January 2001



Reach Finance Limited ("Borrower")
Reach Ltd. ("REACH")
Reach Networks Hong Kong Limited
Reach Networks Australia Pty Limited
Reach Global Networks Limited
Reach Global Services Limited
Reach International Holdings Limited
Reach Global Holdings Limited
Reach Networks KK ("Initial Guarantors")
Telstra Corporation Limited ("Telstra")
PCCW Limited ("PCCW")













Mallesons Stephen Jaques
Level 28
Rialto
525 Collins Street
Melbourne   Vic   3000
Australia
T +61 3 9643 4000
F +61 3 9643 5999
DX 101 Melbourne
www.mallesons.com
AJMG:NPC

Shareholder Term Loan Facility Agreement
Contents


1        The Facilities                                                       4

2        Using the Facilities                                                 4

3        Interest                                                             4

4        Repaying and prepaying                                               6

5        Payments                                                             8

6        [intentionally left blank]                                           9

7        [intentionally left blank]                                           9

8        Withholding tax                                                      9

9        Increased costs                                                     11

10       Illegality                                                          12

11       Representations and warranties                                      13

12       Undertakings                                                        14

13       Default                                                             16

14       Costs and indemnities                                               17

15       Interest on overdue amounts                                         21

16       Guarantee and indemnity                                             21

17       [intentionally left blank]                                          26

18       [intentionally left blank]                                          26

19       [intentionally left blank]                                          26

20       [intentionally left blank]                                          26

21       [intentionally left blank]                                          26


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22       [intentionally left blank]                                          26

23       [intentionally left blank]                                          26

24       [intentionally left blank]                                          26

25       [intentionally left blank]                                          26

26       [intentionally left blank]                                          26

27       Relationships between parties                                       27

28       Dealing with interests                                              27

29       Notices                                                             28

30       General

31       Interpretation                                                      34

Schedule 1 - New Guarantor documentation (clause 16.12)                      48

Schedule 2 - [intentionally left blank]                                      50

Schedule 3 - [intentionally left blank]                                      51

Schedule 4 - Payment details (clause 5.4)                                    52

Schedule 5 - Form of New Guarantor Deed Poll (clause 16.12)                  53

Schedule 6 - [intentionally left blank]                                      55

Schedule 7 - [intentionally left blank]                                      56

Schedule 8 - [intentionally left blank]                                      57

Schedule 9 - [intentionally left blank]                                      58

Schedule 10 - [intentionally left blank]                                     59

Shareholder Term Loan Facility Agreement
Details

Interpretation - Definitions are at the end of this agreement before the schedules.
--------------------------------------------------------------------------------
Parties                The Borrower, REACH, Initial Guarantors, Telstra and
                       PCCW, each as described below.
--------------------------------------------------------------------------------
Borrower               Name                  Reach Finance Limited (formerly
                                             known as Capital Next Limited)

                       Incorporated in       Hong Kong

                       Address               20th Floor
                                             Telecom House
                                             3 Gloucester Road
                                             Wanchai
                                             Hong Kong

                       Fax                   (1) +852 2519 3371
                                             (2) +852 2824 0518

                       Telephone             +852 2883 6180

                       Attention             (1) Finance Director
                                             (2) General Counsel
--------------------------------------------------------------------------------
REACH                  Name                  Reach Ltd. (formerly known as Joint
                                             Venture (Bermuda) No 1 Limited)

                       Incorporated in       Bermuda

                       Address               Clarendon House
                                             2 Church Street
                                             PO Box HM666
                                             Hamilton HM CX
                                             Bermuda

                       Fax                   (1) +1 441 292 4720
                                             (2) +852 2824 0518

                       Telephone             +1 441 295 1422

                       Attention             (1) Company Secretary
                                             (2) General Counsel
--------------------------------------------------------------------------------
Initial Guarantors                           REACH
                                             Reach Networks Hong Kong Limited
                                             Reach Networks Australia Pty
                                             Limited
                                             Reach Global Networks Limited
                                             Reach Global Services Limited

                                             Reach International Holdings
                                             Limited
                                             Reach Global Holdings Limited
                                             Reach Networks KK
--------------------------------------------------------------------------------
Financiers             See end of these Details
--------------------------------------------------------------------------------
Obligor                The Borrower, each Guarantor and each Chargor.
--------------------------------------------------------------------------------
Facilities             The Telstra Facility and the PCCW Facility.
--------------------------------------------------------------------------------
Telstra Facility       Description          A term loan facility provided by
                                            Telstra.

                       Telstra Facility     US$600,000,000 on the Effective Date
                       Limit                (as reduced by the amount of any
                                            repayment or prepayment under clause
                                            4 ("Repaying and prepaying")).

                       Maturity date        The Final Maturity Date.
--------------------------------------------------------------------------------
PCCW Facility          Description          A term loan facility provided by
                                            PCCW.

                       PCCW Facility Limit  US$600,000,000 on the Effective Date
                                            (as reduced by the amount of any
                                            repayment or prepayment under clause
                                            4 ("Repaying and prepaying")).

                       Maturity date        The Final Maturity Date.
--------------------------------------------------------------------------------
Repayment / Final      Drawings are repayable on 31 December 2010 (the Final
Maturity Date           Maturity Date).
--------------------------------------------------------------------------------

Interest Rate          LIBOR plus Margin.
--------------------------------------------------------------------------------
Interest Periods       1, 2 or 3 months or another period as agreed by the
                       Financiers.
--------------------------------------------------------------------------------
Margin                 2.5 per cent. per annum or such increased percentage
                       as provided in clause 3.7 ("Increased Margin").
--------------------------------------------------------------------------------
Transaction            o        this agreement (as amended and restated)
Documents
                       o        the CPP Agreement

                       o        the Working Capital Facility Agreement

                       o        the Security Documents

                       o        any New Guarantor Deed Poll or other guarantee
                                entered into under clause 16.12 ("Becoming a New Guarantor")
--------------------------------------------------------------------------------
Reference Banks        JPMorgan Chase Bank

                       Barclays Bank PLC

                       Citibank, N.A. Hong Kong Branch

                       UFJ Bank Limited, Hong Kong Branch

                       The Hongkong and Shanghai Banking Corporation Limited
--------------------------------------------------------------------------------
Process Agent's        Simmlaw Services Limited
address (clause        Simmons & Simmons
30.24)                 City Point
                       One Ropemaker Street
                       London   EC2Y 9SS
                       ENGLAND
--------------------------------------------------------------------------------
Governing law          English law
--------------------------------------------------------------------------------
Date of agreement      12 January 2001
---------------------- ---------------------------------------------------------
Financiers
--------------------------------------------------------------------------------
Telstra                Name                  Telstra Corporation Limited

                       Address               Level 41
                                             242 Exhibition Street
                                             Melbourne VIC 3000
                                             Australia

                       Fax                   +61 3 9632 3215

                       Telephone             +61 3 9634 6431

                       Attention             Company Secretary
--------------------------------------------------------------------------------
PCCW                   Name                  PCCW Limited

                       Address               39th Floor
                                             PCCW Tower
                                             TaiKoo Place
                                             979 King's Road
                                             Quarry Bay
                                             Hong Kong

                       Fax                   +852 2962 5725

                       Telephone             +852 2883 6615

                       Attention             Company Secretary
--------------------------------------------------------------------------------

Shareholder Term Loan Facility Agreement
General Terms

Interpretation - Definitions are at the end of this agreement before the schedules.

The Facility

--------------------------------------------------------------------------------

1         The Facilities

1.1       Outstanding Facilities

          Each Financier has acquired half of the total debt under this agreement. The first Interest Period after the Effective Date starts on the Effective Date and is of one month.

1.2       Maximum accommodation

          The maximum total amount of financial accommodation available to the Borrower under a Facility is an amount equal to the Facility Limit for that Facility.

-------------------------------------------------------------------------------
2         Using the Facilities

          As at the Effective Date, the Borrower has fully used each Facility and the original terms for drawing down have been deleted accordingly.

-------------------------------------------------------------------------------
3         Interest

3.1       Interest charges

          The Borrower agrees to pay interest on each Drawing for each of its Interest Periods at the applicable Interest Rate (or, where applicable, the rate of interest determined under clause 3.5 ("Substitution period and Interest Rate") or 3.6 ("Alternative rate")). Interest:

          (a) accrues daily from (and including) the first day of an Interest Period to (but excluding) the last day of the Interest Period; and

          (b)       is payable on each Interest Payment Date; and

          (c) is calculated on actual days elapsed and a year of 360 days.

3.2       Notification of Interest Period

          Each Interest Period is (subject to clause 3.3 ("When Interest Periods begin and end")) a period notified by the Borrower to the Financiers by 11.00am on the fourth Business Day before the last day of the current Interest Period. However, in each case, the specified period must be one that is set out in the Details. If the Borrower does not give correct notice, the subsequent Interest

          Period is the same length as the Interest Period which immediately precedes it (or it is the period until the Final Maturity Date, if that is shorter than the preceding Interest Period) unless it is a period of more than 3 months, then such subsequent Interest Period shall be 3 months.

          The Borrower may, in its notification relating to an Interest Period mentioned in the above paragraph, elect that the Drawing to which that Interest Period relates shall at the beginning of that Interest Period be split into 2 amounts provided that each amount shall be specified in that notification but shall be of a minimum amount of US$10,000,000. Each amount shall be deemed to be a separate Drawing. However, an Interest Period which would otherwise end after the Final Maturity Date ends on the Final Maturity Date.

3.3       When Interest Periods begin and end

          Each Interest Period begins on the day when the preceding Interest Period for the Drawing ends. An Interest Period which would otherwise end on a day which is not a Business Day ends on the next Business Day (unless that day falls in the following month, in which case the Interest Period ends on the previous Business Day).

3.4       Market disruption

          If, in relation to any Drawing:

          (a) LIBOR for an Interest Period is to be determined by reference to Reference Banks and at or about the time at which the rate is to be set for the relevant Interest Period, none or only one of the Reference Banks supplies a rate for the purpose of determining LIBOR for that Interest Period; or

          (b) before close of business in London on the date on which LIBOR is to be set for an Interest Period the Financiers agree that the cost to each of them of obtaining matching deposit in the London interbank market would be in excess of LIBOR for that Interest Period, then:

                    (i) the Financier must promptly notify the Borrower of that event; and

                    (ii) clause 3.5 ("Substitution period and Interest Rate") applies to the Drawing.

3.5       Substitution period and Interest Rate

          If clause 3.4 ("Market disruption") applies:

          (a) the duration of the relevant Interest Period for the Drawing is one month (subject to clause 3.3 ("When Interest Periods begin and end")); and

          (b) the rate of interest on each Drawing for the Interest Period is (subject to any agreement reached under clause
                    3.6 ("Alternative rate")) is the rate per annum which is the sum of:

                    (i)       the Margin; and

                    (ii)      [intentionally left blank]

                    (iii) the rate per annum notified to the Borrower by the Financiers as soon as reasonably practicable and in any event before the last day of that Interest Period to be the rate which expresses as a percentage rate per annum the cost to the Financiers of funding, from whatever sources they may reasonably select, that Drawing during that Interest Period.

3.6       Alternative rate

          If clause 3.4 ("Market disruption") occurs in relation to a Drawing and the Borrower so requires, the Financiers and the Borrower must enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rates of interest from time to time applicable to Drawings. Any substitute basis that is agreed only takes effect and binds the parties if approved by each Financier.

3.7       Increased Margin

          With effect from and including 1 January 2008 and unless the amount of the outstanding Drawings has been reduced to US$900,000,000 or less, the Margin shall be increased to 3.5 per cent. per annum.

-------------------------------------------------------------------------------
4         Repaying and prepaying

4.1       Repayment of Drawings

          The Borrower agrees to repay all Drawings on the Final Maturity Date.

4.2       Payments  must be in  Proportion

          Subject to clause 4.9 ("Mandatory prepayment - CPP Agreement"), any payment, repayment or prepayment under a Facility requires the relevant Obligor to pay, repay or prepay an amount under the other Facility so that the total payment is divided between the Financiers into amounts that are equal to each Financier's Proportion of the total amount to be paid, repaid or prepaid at the time immediately before the payment is made.

          The Financiers acknowledge that their Proportions may not be equal if a Financier requires an Obligor to make payments under the CPP Agreement in accordance with clause 4.9 ("Mandatory prepayment - CPP Agreement").

4.3       Financiers to ensure payments in Proportion

          Each Financier agrees that if it receives any amount in respect of a Facility which is more than it would have received if the payment had been made in the correct Proportion for each Financier in accordance with clause 4.2, that Financier must immediately pay an amount to the other Financier so that the other Financier receives the amount that it should have received if the payment had been made in the correct Proportion for each Financier.

          The Obligors agree that any amount paid to a Financier under this clause 4.3:

          (a) increases the Amount Owing for the Financier that makes the payment; and

          (b) decreases the Amount Owing for the Financier that receives the payment,

          by the amount of the payment.

4.4       Prepayment of Drawings - no Break Costs

          The Borrower may prepay all or part of a Drawing at any time without premium or penalty and without the payment of Break Costs, as follows:

          (a) the prepayment amount must be at least US$2,000,000 and a whole multiple of US$1,000,000; and

          (b) the Borrower must notify the proposed prepayment to the Financiers by 11.00am on the tenth day before the date of the prepayment. Once given, a notice of prepayment is irrevocable and the Borrower is obliged to prepay in accordance with the notice; and

          (c) the prepayment must be made on the last day of an Interest Period for the Drawing.

          Prepayments are to be applied to reduce the principal amount of the Drawings.

4.5       Prepayment of Drawings - with Break Costs

          The Borrower may prepay all or part of a Drawing at any time (but may incur Break Costs - see clause 14.2 ("Indemnity")), as follows:

          (a) the prepayment amount must be at least US$2,000,000 and a whole multiple of US$1,000,000; and

          (b) the Borrower must notify the proposed prepayment to the Financiers by 11.00am on the tenth day before the date of the prepayment. Once given, a notice of prepayment is irrevocable and the Borrower is obliged to prepay in accordance with the notice.

          Prepayments are to be applied to reduce the principal amount of the Drawings.

4.6       [intentionally left blank]

4.7       [intentionally left blank]

4.8       [intentionally left blank]

4.9       Mandatory Prepayment - CPP Agreement

          If the CPP Agreement requires an Obligor to make a payment to either of the Financiers under that agreement in repayment or prepayment of the Drawings under a Facility, the relevant Obligor must make the payment required in repayment or prepayment of the Drawings under the relevant Facility. The Financiers agree that nothing in this agreement prevents an Obligor from making a payment to either of the Financiers that is not in accordance with each Financier's Proportion of the Drawings if that payment is required under the CPP Agreement.

4.10      Prepayment and Facility Limit

          The relevant Facility Limit is reduced by all amounts repaid or prepaid. Amounts prepaid are not available for redrawing.

--------------------------------------------------------------------------------
5         Payments

5.1       Manner of payment

          Despite any other provision of a Transaction Document, the Obligor agrees to make payments (including by way of reimbursement) under each Transaction Document:

          (a) on the due date (or, if that is not a Business Day, on the next Business Day unless that day falls in the following month or after the Final Maturity Date, in which event, on the previous Business Day); and

          (b)       not later than 11.00am in the place for receipt of payment;
                    and

          (c)       in US Dollars in immediately available funds; and

          (d) in full without set-off or counterclaim, and without any deduction in respect of Taxes unless (in the case of a deduction in respect of Taxes) required by law and subject to and in accordance with clause 8 ("Withholding tax"); and

          (e) to each Financier by payment into the account nominated by that Financier, or by payment that Financier otherwise directs.

          If a Financier directs the Obligor to pay a particular party or in a particular manner, the Obligor is taken to have satisfied its obligation to that Financier by paying in accordance with the direction.

5.2       Currency of payment

          The Obligor waives any right it has in any jurisdiction to pay an amount other than in the currency in which it is due. However, if a Financier receives an amount in a currency other than that in which it is due:

          (a) it may convert the amount received into the due currency (even though it may be necessary to convert through a third currency to do so) on the day and at the rates (including spot rate, same day value rate or value tomorrow rate) as it reasonably considers appropriate in accordance with its customary business practices and may deduct:

                    (i) its usual levied Costs in connection with the conversion; and

                    (ii) other third party Costs it incurs in connection with the conversion; and

          (b) the Obligor satisfies its obligation to pay in the due currency only to the extent of the amount of the due currency obtained from the conversion after deducting the Costs of the conversion.

5.3       Total Amount Owing

          The Borrower agrees to pay the Total Amount Owing on the Final Maturity Date under this agreement.

5.4       Payment details

          The payment details for payments to each Financier are set out in schedule 4 ("Payment details"), subject to any amendment to those details by notice from a Financier to the other parties.

--------------------------------------------------------------------------------
6         [intentionally left blank]

7         [intentionally left blank]

8         Withholding tax

8.1       Payments by Obligor

          If a law requires the Obligor to withhold or deduct an amount in respect of Taxes from a payment under any Transaction Document such that the Financier would not actually receive on the due date the full amount provided for under the Transaction Document, then:

          (a) the Obligor agrees to withhold or deduct the amount for the Taxes (and any further withholding or deduction required by law to be made in respect of any further payment due under paragraph (c) below); and

          (b) the Obligor agrees to pay an amount equal to the amount withheld or deducted to the relevant authority in accordance with applicable law and give the original receipts to the relevant Financier; and

          (c) if the amount deducted is in respect of Accountable Taxes, the amount payable is increased so that, after making the withholding or deduction and further withholding or deductions applicable to additional amounts payable under this clause, that Financier is entitled to receive and retain (at the time the payment is due) the amount it would have received if no deductions had been required.

8.2       Tax indemnity

          The Borrower must (within three Business Days of demand) pay to any Protected Party an amount equal to the loss, liability or cost which that

          Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Taxes by that Protected Party. However:

          (a) this clause 8.2 does not apply with respect to any Taxes assessed on a Protected Party:

                    (i) under the law of the jurisdiction in which that Protected Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Protected Party is treated as resident for tax purposes; or

                    (ii) under the law of the jurisdiction in which that Protected Party's office through which it will perform its obligations under this agreement is located in respect of amounts received or receivable in that jurisdiction, if those Taxes are imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Protected Party; and

          (b) a Protected Party making, or intending to make a claim under this clause 8.2 must promptly notify the Borrower of the event which will give, or has given rise to the claim; and

          (c) a Protected Party must, on receiving a payment from the Borrower under this clause 8.2, notify the other Financier.

8.3       Tax credit

          This clause 8.3 applies if:

          (a) the Obligor complies with clause 8.1(c) ("Payments by Obligor"); or

          (b)       the Borrower complies with clause 8.2 ("Tax indemnity");

          and, as a result, the Financier determines that it has obtained and retained a tax credit, tax rebate or similar benefit for any tax payable by it which is attributable to the increased amount paid to the relevant Financier.

          In that case, the Financier agrees to reimburse to the Obligor an amount equal to the amount that the Financier determines to be the proportion of the credit, rebate or benefit as will leave the Financier (after the reimbursement) in no worse position than it would have been in had no increase been required under clause 8.1(c) or 8.2.

8.4       Indirect Tax

          All consideration expressed to be payable under a Transaction Document by any Obligor to a Financier is exclusive of any Indirect Tax.

          If any Indirect Tax is chargeable on any supply made by a Financier to an Obligor in connection with a Transaction Document, that Obligor must pay to the Financier (in addition to and at the same time as paying the consideration, or if the Financier is required to pay that Indirect tax earlier, upon presentation of a tax invoice for that amount) an amount equal to the amount of the Indirect Tax.

          Where a Transaction Document requires an Obligor to reimburse a Financier for any costs or expenses, that Obligor must also at the same time pay and indemnify the Financier against all Indirect Tax incurred by that Financier in connection with the costs or expenses that the Financier reasonably determines that it is not entitled to credit or repayment for the Indirect Tax.

--------------------------------------------------------------------------------
9         Increased costs

9.1       Compensation

          The Borrower agrees to compensate a Financier within three Business Days of demand if the Financier determines that:

          (a) a Directive, or change in Directive, in either case applying for the first time after the date of this agreement; or

          (b) a change in a Directive's interpretation or administration by an authority after the date of this agreement; or

          (c) compliance by the Financier or any of its Related Entities with any such Directive, changed Directive or changed interpretation or administration directly or indirectly:

                    (i) increases the cost of the Facility to the Financier or any of its Related Entities which cost is attributable to the Financier having entered into or funded or performed its obligations, or agreed to fund or perform its obligations, under any Transaction Document; or

                    (ii) reduces any amount received or receivable by the Financier or any of its Related Entities, or its effective return, in connection with the Facility; or

                    (iii) reduces the Financier's (or Related Entity's) return on capital allocated to a Facility, or its overall return on capital.

          In this clause 9.1, a reference to a Directive does not include a Directive imposing or changing the basis of a Tax on the overall net income of the Financier or any of its Related Entities.

          Compensation need not be in the form of a lump sum and may be demanded as a series of payments.

          The amount of compensation is the amount of (in the case of (i)) any increase in cost or additional cost or (in the case of (ii) or (iii)) the reduction.

          Any demand under this clause 9.1 is to be made by the Financier affected.

9.2       Substantiating costs

          If a Financier makes a demand under clause 9.1 ("Compensation"), that Financier agrees to give the Borrower reasonably detailed calculations showing how the amount demanded has been ascertained. However, nothing in this clause 9.2 obliges the Financier to provide details of its business or tax affairs which it considers in good faith to be confidential.

--------------------------------------------------------------------------------
10        Illegality

10.1      Financier's right to suspend or cancel

          This clause 10 applies if a Financier determines that it has become or will become illegal for the Financier to fund, provide, or continue to fund or provide, financial accommodation under the Transaction Documents or to otherwise perform any of its obligations under them. In these circumstances, the Financier, by giving a notice to the Borrower, may suspend or cancel some or all of that Financier's obligations under the Transaction Documents as indicated in the notice.

10.2      Extent and duration

          The suspension or cancellation:

          (a) must apply only to the extent necessary to avoid the illegality; and

          (b) in the case of suspension, may continue only for so long as the illegality continues.

10.3      Notice requiring payment

          The affected Financier, by giving a notice to the Borrower, may require prepayment of all or any part of any affected Drawing and interest accrued on that part as specified in the notice. The Borrower agrees to pay the amount specified within 30 Business Days after receiving the notice.

10.4      Financier to seek alternative funding method

          If a notice is given under clause 10.3 ("Notice requiring payment"), then the relevant Financier agrees to use reasonable endeavours for a period of 30 days to make the relevant financial accommodation available by some alternative means . However:

          (a) this clause 10.4 does not in any way limit the obligations of the Obligor under the Transaction Documents; and

          (b) the Borrower indemnifies the Financier for all costs and expenses reasonably incurred by it as a result of steps or actions taken by it under this clause 10.4; and

          (c) the Financier is not obliged to take any step or action under this clause 10.4 if, in the reasonable opinion of the Financier, to do so might be prejudicial to it.

--------------------------------------------------------------------------------
11        Representations and warranties

11.1      Representations and warranties

          Each of REACH and the Borrower represents and warrants that:

          (a) (incorporation and existence) each member of the REACH Group has been incorporated in accordance with the laws of its place of incorporation, is validly existing under those laws and has power and authority to carry on its business as it is now being conducted; and

          (b) (power) each Obligor has power to enter into the Transaction Documents to which it is a party and comply with its obligations under them; and

          (c) (no contravention or exceeding power) the Transaction Documents and the transactions under them which involve an Obligor do not contravene any Obligor's constituent documents (if any) or contravene in a material respect any law or obligation by which any Obligor is bound or to which any Obligor's assets are subject which in any case would or would be reasonably likely to have a Material Adverse Effect, or cause a limitation on any Obligor's powers or the powers of any Obligor's directors to be exceeded; and

          (d) (authorisations) each Obligor has in full force and effect the material authorisations necessary for it to enter into the Transaction Documents to which it is a party, to comply with its obligations and exercise its rights under them and to allow them to be enforced; and

          (e) (consents) each member of the REACH Group has obtained all business and other consents of a material nature necessary for the conduct of its business; and

          (f) (validity of obligations) each Obligor's obligations under the Transaction Documents are valid and binding and are enforceable against it in accordance with their terms subject to any applicable bankruptcy, insolvency, reorganisation, liquidation or other similar laws or regulations affecting creditor's rights generally and the general principles of equity or of the kinds referred to in the legal opinions reasonably required by the Financiers in connection with the Security Documents; and

          (g)       [intentionally left blank]

          (h)       (solvency) each member of the REACH Group is not Insolvent;
                    and

          (i) (not a trustee) no Obligor enters into any Transaction Document as trustee of any trust or settlement; and

          (j) (ownership of property) each member of the REACH Group has title to all property held by it free from any Security Interest, other than any Permitted Security Interest; and

          (k)       [intentionally left blank]

          (l) (Event of Default) no Event of Default or Potential Event of Default has occurred and continues unremedied; and

          (m)       [intentionally left blank]

          (n) (no Material Adverse Effect) no event or circumstance has occurred or arisen since the date of the most recent Financial Statements given to the Financiers which has had or would be reasonably likely to have a Material Adverse Effect, save for any event or circumstance which has specifically been waived by the Financiers as an event or circumstance which has had or would be reasonably likely to have a Material Adverse Effect; and

          (o)       [intentionally left blank]

          (p) (ranking) each Obligor's payment obligations under the Transaction Documents rank at least equally with the claims of all its other unsecured and unsubordinated obligations, except obligations mandatorily preferred by law; and

          (q) (governing law) the choice of English law as the governing law of this agreement will be recognised and enforced in its jurisdiction of incorporation; and

          (r) (security interest) subject to any qualifications in any legal opinion given to the Financiers in connection therewith, each Security Document creates (or, once entered into, will create) in favour of the Financiers the Security Interest which it is expressed to create with the ranking and priority it is expressed to have; and

          (s) (title) each Obligor has legal title to, and is the sole beneficial owner of, the assets subject to the Security Interest created by it pursuant to any Security Document, free from all Security Interest except the Security Interest created pursuant to, or permitted by, the Transaction Documents.

11.2      Repetition of representations and warranties

          The representations and warranties set out in clause 11.1 are taken to be also made on the last day of each Interest Period by reference to the facts and circumstances then existing.

--------------------------------------------------------------------------------
12        Undertakings

12.1      Positive undertakings

          Each of REACH and the Borrower undertakes (unless the Financiers otherwise consent):

          (a)       [intentionally left blank]

          (b)       [intentionally left blank]

          (c)       [intentionally left blank]

          (d)       [intentionally left blank]

          (e)       [intentionally left blank]

          (f)       [intentionally left blank]

          (g) (status certificates) whenever reasonably requested by a Financier in accordance with this agreement, to give the Financiers a certificate signed by the chief financial officer of REACH which states (as at the date to which the Financial Statements were prepared):

                    (i)       whether an Event of Default continues unremedied;
                              and

                    (ii) whether clause 16.11 ("New Guarantors") is complied with; and

          (h)       [intentionally left blank]

          (i)       [intentionally left blank]

          (j)       [intentionally left blank]

          (k) (New Guarantor) to give to the Financiers prompt written notification of any member of the REACH Group which is required to become a New Guarantor pursuant to clause 16.11 ("New Guarantor"); and

          (l)       [intentionally left blank]

          (m)       [intentionally left blank]

          (n) (maintain authorisations) to obtain, renew on time and comply with the terms of each material authorisation necessary for each Obligor to enter into the Transaction Documents to which it is a party, to comply with its obligations and exercise its rights under them and to allow them to be enforced; and

          (o) (compliance with laws) to ensure that each member of the REACH Group complies with all laws to which it may be subject, if failure to do so would give rise to a Material Adverse Effect or result in the creation of a Permitted Security Interest; and

          (p) (notify defaults) if an Event of Default or Potential Event of Default occurs, to notify each Financier giving details of the event and any step taken or proposed to remedy it; and

          (q) (ranking of obligations) to ensure that each Obligor's payment obligations under the Transaction Documents rank and will at all times rank at least equally with all its other unsecured and unsubordinated obligations except obligations mandatorily preferred by law; and

          (r)       [intentionally left blank]

          (s) (Borrower shareholding) to ensure that, at all times, REACH holds as legal and beneficial owner, all of the issued share capital of the Borrower; and

          (t) (Security Documents) to procure the cooperation of the relevant Obligor with the Financiers and their lawyers in relation to registrations, filings, stampings and issue of legal opinions reasonably required by the Financiers in connection with the Security Documents.

12.2      [intentionally left blank]


12.3      Negative undertakings

          Each of REACH and the Borrower undertakes not to, and will ensure that each member of the REACH Group does not (unless the Financiers otherwise consent):

          (a) (no Security Interests) create a Security Interest or allow one to exist on the whole or any part of its present or future property other than any Permitted Security Interest; and

          (b) (no disposal) dispose of (or agree to dispose of) all or a part of its assets (either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily) except for Permitted Disposals; and

          (c) (change business) do anything which will result in a material change to the nature of the Core Business.

--------------------------------------------------------------------------------
13        Default

13.1      Events of Default

          Each of the following is an Event of Default:

          (a) (non-payment - Transaction Document) the Obligor does not pay on the due date for payment any amount payable by it under any Transaction Document in the manner required under it unless the non-payment is caused by an administrative error and payment is made within three Business Days of the due date for payment; or

          (b) (non-compliance with Security Document obligations) the relevant Obligor does not comply with any obligation under clause 12.1(t) ("Security Documents"); or

          (c) (non-compliance with other obligations) the Obligor does not comply with any other obligation under any Transaction Document unless, if in the opinion of the Financiers (as confirmed by a notice from each of them to the Borrower) the non-compliance can be remedied and, written evidence has been produced to the reasonable satisfaction of the Financiers that the non-compliance will be remedied and, the Obligor remedies the non-compliance within 21 days after notice from the Financiers; or

          (d) (cross default) any indebtedness in respect of Borrowed Money of any member of the REACH Group for amounts totalling more than US$20,000,000 in aggregate is not paid when due or within any originally applicable grace period or becomes prematurely payable as a result of an event of default (however described); or

          (e) (enforcement against assets) distress is levied, or a judgment or order is enforced, against a member of the REACH Group or any of its assets for amounts totalling more than US$20,000,000 in aggregate and is not discharged or stayed within 30 days (or any shorter period as may be required by relevant legislation); or

          (f) (Security Interest enforceable) any Security Interest is enforced against any property of any Obligor, or, unless it is discharged within 21 days, against any other member of the REACH Group provided that in each case the amount being secured by that Security Interest equals to or is more than US$10,000,000; or

          (g) (incorrect representation or warranty) a representation or warranty made by the Obligor, in connection with a Transaction Document is found to have been incorrect or misleading in a material respect when made; or

          (h) (Insolvency) a member of the REACH Group becomes Insolvent or any corporate action, legal proceedings or other procedure or steps are taken for the Insolvency of any member of the REACH Group, except any action, proceedings, procedure or step which is:

                    (i) taken by a person other than a member of the REACH Group; and

                    (ii) vexatious or frivolous and discharged within 60 days of its commencement; or

          (i) (voidable Transaction Document) a Transaction Document or a transaction in connection with it is or becomes (or is claimed by an Obligor to be) wholly or partly void, voidable or unenforceable or does not have (or is claimed by an Obligor, not to have) the priority the Financiers intended it to have; or

          (j) (unlawfulness or repudiation) it is or becomes unlawful for an Obligor to perform any of its material obligations under this agreement or an Obligor repudiates this agreement; or

          (k) (Material Adverse Effect) a change occurs in respect of the REACH Group which has or will have a Material Adverse Effect; or

          (l) (Security) any Security Document, once executed, ceases to be in full force and effect and does not create in favour of the Financiers the Security which it is expressed to create with the ranking and priority it is expressed to have (subject to any qualification in any legal opinion given to the Financiers in connection therewith).

13.2      Consequences of default

          If an Event of Default occurs:

          (a)       in relation to REACH, the Borrower or a Material Subsidiary;
                    or

          (b) in relation to a member of the REACH Group that is not a Material Subsidiary and the occurrence of the Event of Default has or will have a Material Adverse Effect,

                    then the Financiers may declare at any time by notice to the Borrower that:

          (c)       an amount equal to the Total Amount Owing is either:

                    (i)       payable on demand; or

                    (ii) immediately due for payment (whereupon the same shall be due and payable together with accrued interest thereon); and

          (d) the Financiers' obligations specified in the notice are terminated.

          The Financiers agree that they may only make a declaration under this clause 13.2 if they are unanimous in their agreement to do so. The making of either declaration gives immediate effect to its provisions.

--------------------------------------------------------------------------------
14        Costs and indemnities

14.1      What the Borrower agrees to pay

          The Borrower agrees to pay or reimburse (subject to any agreed cap):

          (a)       the reasonable Costs of each Financier in connection with:

                    (i)       [intentionally left blank]

                    (ii)      [intentionally left blank]

                    (iii) giving and considering consents, waivers, variations, amendments, discharges and releases and producing title documents; and

                    (iv)      [intentionally left blank]

                    (v) reasonable legal expenses incurred in connection with opinions issued in respect of any Security Document,

                    including the reasonable legal expenses of each Financier incurred in instructing or obtaining advice from their counsel; and

          (b) the Costs of each Financier in otherwise acting in connection with the Transaction Documents, such as exercising, enforcing or preserving rights (or considering doing so), or doing anything in connection with any enquiry by an authority involving a member of the REACH Group; and

          (c) Taxes and fees (including registration fees) and fines and penalties in respect of fees paid, or that a Financier reasonably believes are payable, in connection with any Transaction Document or a payment or receipt or any other transaction contemplated by any Transaction Document. However, the Borrower need not pay a fine or penalty in connection with Taxes or fees to the extent that it has placed the Financier in sufficient cleared funds for the Financier to be able to pay the Taxes or fees by the due date.

          The Borrower agrees to pay amounts due under this clause on demand from the relevant Financier.

          The Financiers may debit any of these amounts to the Borrower's account before asking the Borrower to pay.

          These amounts are not payable to the extent that they are due to the wilful misconduct or gross negligence of the Financier.

14.2      Indemnity

          The Borrower indemnifies each Financier against any liability or loss arising from, and any Costs (including Break Costs) incurred in connection with:

          (a) financial accommodation requested under a Transaction Document not being provided in accordance with the request for any reason except default or negligence of the Financier; or

          (b) financial accommodation under a Transaction Document being repaid, discharged or made payable other than at its maturity or on the last day of the relevant Interest Period relating to that accommodation; or

          (c)       an Event of Default; or

          (d) investigating any event which it reasonably believes is an Event of Default or Potential Event of Default (but only if, following that investigation, it is determined that an Event of Default or Potential Event of Default had occurred).

          The Borrower agrees to pay amounts due under this indemnity on demand from the affected Financier.

14.3      Items included in loss, liability and Costs

          The Borrower agrees that:

          (a) the Costs referred to in clause 14.1 ("What the Borrower agrees to pay"), and the liability, loss or Costs referred to in clause 14.2

                    ("Indemnity"), include reasonable legal Costs in accordance with any written agreement as to legal costs (whether or not the Borrower is a party to that agreement) or, if no agreement, on whichever is the higher of a full indemnity basis or solicitor and own client basis; and

          (b) the Costs referred to in clause 14.1(a) and (b) ("What the Borrower agrees to pay") include those paid, or that the relevant Financier reasonably believes are payable, to persons engaged by the relevant Financier in connection with the Transaction Documents (such as consultants); and

          (c) loss or liability and any Costs in any indemnity under the Transaction Documents may include "Break Costs".

          The loss, liability or Cost of a Financier to be indemnified under clause 14.2(b) includes, without limitation, Break Costs of that Financier relating to the Drawing or amount in question. Each Financier must, as soon as reasonably practicable after demand by the Borrower, provide a certificate confirming that the amount of its Break Costs for any Interest Period in which they accrue.

14.4      Payment of third party losses

          The Borrower agrees to pay on demand from a Financier an amount equal to any liability or loss and any Costs of the kind referred to in clause 14.2 ("Indemnity") suffered or incurred by any employee, officer, agent or contractor of the Financier in relation to the Transaction Documents.

14.5      Currency conversion on judgment debt

          If any sum due from the Obligor under the Transaction Documents ( "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency ("First Currency") in which that Sum is payable into another currency ("Second Currency") for the purpose of:

          (a)       making or filing a claim or proof against the Obligor;

          (b) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

          the Obligor indemnifies each Financier to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between:

                    (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency; and

                    (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

          The Borrower agrees to pay amounts due under this indemnity on demand from the affected Financier.

--------------------------------------------------------------------------------
15        Interest on overdue amounts

15.1      Obligation to pay

          If the Obligor does not pay any amount under a Transaction Document on the due date for payment, the Obligor agrees to pay interest on that amount at the Default Rate. The interest accrues daily from (and including) the due date to (but excluding) the date of actual payment and is calculated on actual days elapsed and a year of 360 days.

          The Obligor agrees to pay interest under this clause on demand from the Financiers.

15.2      Compounding

          Interest payable under clause 15.1 ("Obligation to pay") which is not paid when due for payment will be added to the overdue amount on the last day of each Interest Period applicable to the overdue amount but will remain immediately due and payable. Interest is payable on the increased overdue amount at the Default Rate in the manner set out in clause 15.1 ("Obligation to pay").

15.3      Interest following judgment

          If a liability of an Obligor becomes merged in a judgment, that Obligor agrees to pay interest on the amount of that liability as an independent obligation. This interest:

          (a) accrues daily from (and including) the date the liability becomes due for payment both before and after the judgment up to (but excluding) the date the liability is paid; and

          (b) is calculated at the judgment rate or the Default Rate (whichever is higher).

          Clause 15.1 ("Obligation to pay") and clause 15.2 ("Compounding") apply (with necessary changes) to this interest.

--------------------------------------------------------------------------------
16        Guarantee and indemnity

16.1      Consideration

          Each Guarantor acknowledges incurring obligations and giving rights under this Guarantee for valuable consideration received from the Financiers.

16.2      Guarantee

          Each Guarantor unconditionally and irrevocably guarantees payment to each Financier of the Guaranteed Money and (in the case of REACH only) punctual performance by the Borrower of all of its obligations under the Transaction Documents. If the Borrower does not pay the Guaranteed Money in accordance with the Transaction Documents, then each Guarantor agrees to pay the Guaranteed Money on demand from the Financiers. A demand may be made at any time and from time to time and whether or not the Financiers have made demand on the Borrower or any other person or proceeded against or enforced any other rights or security against or claimed payment from any person. Each Guarantor waives any right which it may have of first requiring any Financier to take any action specified in the previous sentence before making a demand against that Guarantor and this waiver applies irrespective of any law or any provisions of a Transaction Document to the contrary.

16.3      Nature of guarantee

          The guarantee in clause 16.2 ("Guarantee") is a continuing obligation despite any intervening payment, settlement or other thing and extends to all of the Guaranteed Money.

16.4      Indemnity

          Each Guarantor indemnifies each Financier against any liability or loss arising, and any Costs they suffer or incur if the obligation guaranteed is or becomes unenforceable, invalid or illegal.

          Each Guarantor agrees to pay amounts due under this indemnity on demand from the Financiers. A demand may be made at any time and from time to time and whether or not the Financiers have made demand on the Borrower or any other person or proceeded against or enforced any other rights or security against or claimed payment from any person. Each Guarantor waives any right which it may have of first requiring any Financier to do any of them before making a demand against it and this waiver applies irrespective of any law or any provisions of a Transaction Document to the contrary. The amount recoverable must not exceed the amount the Financier would have otherwise been entitled to recover.

16.5      Reinstatement of rights

          If any payment by any Guarantor or any discharge given by a Financier (whether in respect of the obligations of that Guarantor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

          (a) the liability of that Guarantor continues as if the payment, discharge, avoidance or reduction had not occurred; and

          (b) each Financier is entitled to recover the value or amount of that security or payment from that Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.

16.6      Rights of the Financiers are protected

          Rights given to a Financier under this Guarantee (and each Guarantor's liabilities under it) are not affected by any act or omission by the Financier or any other person or by anything else that might otherwise affect them under law or otherwise, including:

          (a) the fact that they vary or novate any arrangement under which the Guaranteed Money is expressed to be owing, such as by increasing the Facility Limit, extending the term or substituting a Financier; or

          (b) the fact that they release the Borrower or any other person or give it a concession, such as more time to pay; or

          (c) the fact that the Borrower or an Obligor opens an account with them; or

          (d) the fact that they release any person who gives a guarantee or indemnity in connection with any Obligor's obligations; or

          (e) the fact that a person becomes a Guarantor after the date of this agreement (including under clause 16.12 ("Becoming a New Guarantor")); or

          (f) the fact that the obligations of any person who guarantees any of the Borrower's obligations (including under this Guarantee) may not be enforceable or any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Document or any other document or security; or

          (g) the fact that any person who was intended to guarantee any of the Borrower's obligations does not do so or does not do so effectively; or

          (h) the Insolvency of any person including a Guarantor or the Borrower; or

          (i)       changes in the membership, name or business of any person;
                    or

          (j) the fact that a person who is a co-surety or co-indemnifier for payment of the Guaranteed Money is discharged under an agreement or by operation of law; or

          (k) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security; or

          (l) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status or an Obligor or any other person.

16.7      No merger

          This Guarantee does not merge with or adversely affect, and is not adversely affected by, any of the following:

          (a) any other guarantee, indemnity, security or other right or remedy to which the Financier is entitled; or

          (b) a judgment which the Financier obtains against any Guarantor in connection with the Guaranteed Money or any other amount payable under this Guarantee.

          The Financier may still exercise rights under this Guarantee as well as under the judgment, other guarantee, indemnity, security, or other right or remedy.

16.8      Extent of Guarantor's obligations

          Each Guarantor is liable for all the obligations under this clause 16 both individually and jointly with any one or more of the Guarantors.

16.9      Guarantor's rights are suspended

          As long as any of the Guaranteed Money remains unpaid, no Guarantor may, without the Financiers' consent:

          (a) reduce its liability under this Guarantee by claiming that it or the Borrower or any other person has a right of set-off or counterclaim against the Financier; or

          (b) exercise any right to claim to be entitled to or otherwise take the benefit (in whole or part and whether by way of subrogation or otherwise) of any rights of any Financier under the Transaction Documents or any other guarantee, indemnity or security given in connection with the Guaranteed Money or any Obligor's obligations under the Transaction Documents any other amount payable under this Guarantee; or

          (c) claim an amount from the Borrower, or another guarantor of the Guaranteed Money (including a person who has signed this agreement as a "Guarantor"), under a right of indemnity; or

          (d) claim an amount in the Insolvency of the Borrower or of another guarantor of the Guaranteed Money (including a person who has signed this agreement as a "Guarantor").

16.10     Suspense account

          A Financier may place in an interest-bearing suspense account any payment it receives from any Guarantor (and any net interest on that payment after tax) for as long as it reasonably thinks prudent and may, but need not, apply the payment or net interest towards satisfying the Guaranteed Money or any other obligations of that Guarantor under the Transaction Documents.

16.11     New Guarantors

          In relation to any member of the REACH Group which is not REACH, the Borrower or an Initial Guarantor, if it becomes a Material Subsidiary or if its indebtedness exceeds, or in the case of paragraph (a) below, on its incurring further indebtedness, would exceed:

          (a) in respect of Borrowed Money, an aggregate principal amount of US$5,000,000; or

          (b) in respect of any other indebtedness of the kind which is included in the consolidated Financial Statements of the REACH Group delivered in accordance with this agreement as "accounts payable, including trade and other creditors and accruals", an aggregate principal amount of US$50,000,000, then, unless the Financiers agree otherwise, each Obligor agrees to ensure that the person (to the extent legally permissible where that person becomes a New Guarantor under paragraph (b) above) becomes a New Guarantor in accordance with clause 16.12 ("Becoming a New Guarantor"):

                    (i) in the case of any person which would exceed the threshold in paragraph (a) above by incurring further indebtedness for Borrowed Money on or before the date of that person incurring the indebtedness for Borrowed Money;

                    (ii) otherwise, in the case of any person which becomes a Material Subsidiary or whose indebtedness exceeds the threshold in paragraph (b) above, within 30 days of the Borrower or REACH becoming aware of the event (being a date no later than the date on which the relevant Financial Statements disclosing the event are required to be delivered under this agreement or a longer period agreed by the Financiers); and

                    (iii) in any other circumstances, within a reasonable time.

16.12     Becoming a New Guarantor

          A member of the REACH Group must become a New Guarantor by becoming a party to this agreement as a Guarantor (after the date of this agreement) by signing and delivering to each Financier a deed poll (substantially in the form of schedule 5 ("Form of New Guarantor Deed Poll")), giving the Financiers the documentation referred to in paragraphs 1, 2, 3, 4, 5, 6, 7 and 8 of schedule 1 ("New Guarantor documentation") in relation to it and doing any other thing the Financiers reasonably requests to ensure the enforceability of that member's obligations as a Guarantor; or executing any other guarantee document in a form agreed with the Financiers (but no more onerous to the New Guarantor than this Guarantee) giving the Financiers the documentation referred to in paragraphs 1, 2, 3, 4, 5, 6, 7 and 8 of schedule 1 ("New Guarantor documentation") in relation to it and doing any other thing the Financiers reasonably request to ensure the enforceability of that member's obligations as a Guarantor (and references in this agreement to the "Guarantee" will include that guarantee document).

          Unless the Financiers agree otherwise, a New Guarantor must also, immediately upon executing the New Guarantor Deed Poll:

          (a) execute a floating charge agreement (in substantially the same form as the existing Floating Charges or in any other form reasonably satisfactory to the Financers) or if a floating charge is not recognised or applicable in any relevant jurisdiction, another form of security agreed by the Financiers (acting reasonably); cooperate with the

                    Financiers and their lawyers in relation to any legal opinion which the Financiers may reasonably require to be issued in connection with that security document; and comply with undertakings contained in that security document (including the making of the necessary registrations to ensure the enforceability of the security conferred by that security document); and

          (b) procure the execution of a share charge agreement (in substantially the same form as the existing Share Charges or in any other form reasonably satisfactory to the Financers) or if a share charge is not recognised or applicable in any relevant jurisdiction, another form of security agreed by the Financiers (acting reasonably) by its shareholder(s) who will thereby become a Chargor, the cooperation of its shareholder(s) with the Financiers and their lawyers in relation to any legal opinion which the Financiers may reasonably require to be issued in connection with that security document and the compliance of its shareholder(s) with all undertakings by the Chargor under that security document (including the delivery of the documents and the making of the necessary registrations to ensure the enforceability of the security conferred by that security document).

--------------------------------------------------------------------------------
17        [intentionally left blank]

18        [intentionally left blank]

19        [intentionally left blank]

20        [intentionally left blank]

21        [intentionally left blank]

22        [intentionally left blank]

23        [intentionally left blank]

24        [intentionally left blank]

25        [intentionally left blank]

26        [intentionally left blank]

--------------------------------------------------------------------------------
27        Relationships between parties

27.1      [intentionally left blank]

27.2      Financiers not responsible for Obligors' conduct

          No Financier has any responsibility to the Obligors or to the other Financier for any Obligor's compliance or non-compliance with the Transaction Documents.

27.3      Financier's obligations several

          The obligations of each Financier under the Transaction Documents are several. A failure by a Financier to perform its obligations under the Transaction Documents does not affect the obligations of the Obligor. No Financier is liable for the failure by any other Financier to perform its obligations.

27.4      Financiers' rights several

          Subject to clause 27.5 ("Financiers agree to exercise rights jointly"), the rights of each Financier are several. Any debt arising under the Transaction Documents at any time from the Obligor to any of the other parties to this agreement is a separate and independent debt.

27.5      Financiers agree to exercise rights jointly

          Despite clause 27.4 ("Financiers' rights several), the Financiers agree that:

          (a) neither of the Financiers may exercise any right or discretion under or in connection with the Transaction Documents without the other Financer's consent; and

          (b) all actions that a Financier may take under or in connection with the Transaction Documents must be exercised jointly with the other Financier.

--------------------------------------------------------------------------------
28        Dealing with interests

28.1      No dealing by Obligor

          The Obligor may not assign or otherwise deal with its rights under any Transaction Document or allow any interest in them to arise or be varied, in each case, without the Financiers' consent.

28.2      Dealings by Financier

          Subject to clauses 28.2(b) and 28.3 ("Dealings by Financiers require consent"):

          (a) a Financier may assign, novate, transfer or otherwise deal with its rights and obligations under this agreement after consultation with the Borrower, except that:

                    (i) consultation with the Borrower is not required if all or any part of the Financier's right and obligations are assigned, transferred or novated to any Related Entity of the Financier; and

                    (ii) the Borrower is not obliged to pay any amounts payable to or for the account of the assignee or transferee of the Financier under clause 8 ("Withholding tax") or clause 9 ("Increased costs") if those amounts were payable at the time of the assignment, novation or transfer, the assignee or transferee was aware of those amounts and the amounts would not have been payable if the assignment, novation or transfer had not been made; and

          (b) a Financier may, after consultation with the Borrower, assign, transfer, sub-participate or otherwise deal with all or any part of its benefit under this agreement to any Related Entity, trustee of a trust or a corporate vehicle established for the purposes of securitisation, so long as the Financier remains the lender of record in respect of this agreement; and

          (c) a Financier may disclose to any assignee, transferee or sub-participator under this clause 28.2 any information in relation to the Transaction Documents or in relation to the Obligor or the REACH Group (including the existence of or contents of any Transaction Document, any transactions contemplated by the Transaction Documents and the existence and content of any discussions in connection with the Transaction Documents) as that person reasonably requires without the Obligor's consent or the need to provide any notice to the Borrower.

28.3      Dealings by Financiers require consent

          Despite clause 28.2 ("Dealings by Financiers"), the Financiers agree that neither Financer may deal with its rights and obligations under this agreement or any of the other Transaction Documents without the other Financier's consent.

--------------------------------------------------------------------------------
29        Notices

29.1      Form

          Unless expressly stated otherwise in the Transaction Document, all notices, certificates, consents, approvals, waivers and other communications in connection with that Transaction Document must be in writing, signed by an Authorised Officer of the sender and marked for attention as set out or referred to in the Details on the relevant Transfer Certificate or, if the recipient has notified otherwise, marked for attention in the way last notified.

29.2      Delivery

          They must be:

          (a)       left at the address set out or referred to in the Details;
                    or

          (b) sent by prepaid post (airmail, if appropriate) to the address set out or referred to in the Details; or

          (c) sent by fax to the fax number set out or referred to in the Details.

          However, if the intended recipient has notified a changed postal address or changed fax number, then the communication must be to that address or number.

29.3      When effective

          They take effect from the time they are received unless a later time is specified in them.

29.4      Deemed receipt - postal

          If sent by post, they are taken to be received three days after posting (or seven days after posting if sent to or from a place outside Hong Kong).

29.5      Deemed receipt - fax

          If sent by fax, they are taken to be received at the time shown if entirely legible in the transmission report as the time that the whole fax was sent.

29.6      Deemed receipt - general

          Despite clauses 29.4 ("Deemed receipt - postal") and 29.5 ("Deemed receipt - fax"), if they are received after 5.00 pm in a place of receipt or on a non-Business Day, they are taken to be received at
          9.00 am on the next Business Day.

29.7      Notices to Financiers

          Any communication or document to be made or delivered to a Financier, as the case may be, will be effective only when actually received by it and then only if it is marked for the attention of the department or officer set out in the Details (or any substitute department or officer as it specifies for this purpose).

29.8      Notices to and from Obligors

          (a) All notices from or to the Obligor must be sent to each Financier.

          (b) Any communication or document made or delivered to the Borrower in accordance with this clause is taken to have been made or delivered to each Obligor.

29.9      English language

          (a) Any notice given under or in connection with any Transaction Document must be in English.

          (b) All other documents provided under or in connection with any Transaction Document must be:

                    (i)       in English; or

                    (ii) if not in English, and if required by a Financier, accompanied by a certified English translation and, in this case, the English translation prevails unless the document is a constitutional, statutory or other official document.

29.10     Waiver of notice period

          The Financiers may waive a period of notice required to be given by a Borrower to them under this agreement.

--------------------------------------------------------------------------------
30        General

30.1      Application to Transaction Documents

          If anything in this clause 30 ("General") is inconsistent with a provision in another Transaction Document, then the provision in the other Transaction Document prevails for the purposes of that Transaction Document.

30.2      Prompt performance

          If a Transaction Document specifies when the Obligor agrees to perform an obligation, the Obligor agrees to perform it by the time specified. The Obligor agrees to perform all other obligations promptly.

30.3      Consents

          The Obligor agrees to comply with all conditions in any consent a Financier gives in connection with a Transaction Document.

30.4      Certificates

          A Financier may give the Obligor a certificate about an amount payable or other matter in connection with a Transaction Document. The certificate is sufficient evidence of the amount or matter, unless it is proved to be incorrect.

30.5      Set-off

          At any time after the Financiers have made a declaration under clause 13.2(c)(ii), a Financier may set-off any matured obligation owed by that Financier to the Obligor against any matured obligation owed by the Obligor to that Financier under the Transaction Documents, regardless of the place of payment, booking branch or currency of the matured obligation.

30.6      Discretion in exercising rights

          A Financier may exercise a right or remedy or give or refuse its consent under a Transaction Document in any way it considers appropriate (including by imposing conditions).

30.7      Partial exercising of rights

          If a Financier does not exercise a right or remedy under a Transaction Document in whole or in part or at a given time the Financier may still exercise it later.

30.8      No liability for loss

          A Financier is not liable for loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising, a right or remedy under a Transaction Document.

30.9      Conflict of interest

          A Financier's rights and remedies under any Transaction Document may be exercised even if this involves a conflict of duty or the Financier has a personal interest in their exercise.

30.10     Remedies cumulative

          The rights and remedies of the Financier under any Transaction Document are in addition to other rights and remedies given by law independently of the Transaction Document.

30.11     Indemnities

          Any indemnity in a Transaction Document is a continuing obligation, independent of the Obligor's other obligations under that Transaction Document and continues after the Transaction Document ends. It is not necessary for the Financier to incur expense or make payment before enforcing a right of indemnity under a Transaction Document.

30.12     Rights and obligations are unaffected

          Rights given to the Financier under a Transaction Document and the Obligor's liabilities under it are not affected by anything which might otherwise affect them at law.

30.13     Inconsistent law

          To the extent permitted by law, each Transaction Document prevails to the extent it is inconsistent with any law.

30.14     Partial invalidity

          If, at any time, any provision of the Transaction Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of the provision under the law of any other jurisdiction will be affected or impaired.

30.15     Supervening legislation

          Any present or future legislation which operates to vary the obligations of the Obligor in connection with a Transaction Document with the result that the Financier's rights, powers or remedies are adversely affected (including by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.

30.16     Time of the essence

          Time is of the essence in any Transaction Document in respect of an obligation of the Obligor to pay money.

30.17     Variation and waiver

          A provision of a Transaction Document, or right created under it, may not be waived or varied except in writing signed by the party or parties to be bound.

30.18     Confidentiality

          Each party agrees not to disclose information provided under or in connection with any Transaction Document by any other party (including the existence of or contents of any Transaction Document, any transactions contemplated by the Transaction Documents and the existence and content of any discussions in connection with the Transaction Documents except:

          (a) to officers, employees, legal and other advisers and auditors of the Obligor or a Financier and its Related Entities to the extent they require to know such information for the due performance of their duties; or

          (b) to any party to this agreement or any Related Entity of any party to this agreement, provided the recipient agrees to act consistently with this clause 30.18; or

          (c) with the consent of the party who provided the information (such consent not to be unreasonably withheld); or

          (d) as required by any law, stock exchange or prudential or other authority to whom financial institutions are required to provide further information; or

          (e)       as expressly permitted under the Transaction Documents; or

          (f) to the extent such information is in the public domain through no failure on the part of any person to preserve confidentiality.

          Each party consents to disclosures made in accordance with this clause 30.18.

30.19     Further steps

          The Obligor agrees to do anything the Financiers ask (such as obtaining consents, signing and producing documents and getting documents completed and signed):

          (a) to bind the Obligor and any other person intended to be bound under the Transaction Documents; and

          (b) to show whether the Obligor is complying with the Transaction Documents.

30.20     Counterparts

          This agreement may consist of a number of copies, each signed by one or more parties to the agreement. If so, the signed copies are treated as making up the one document.

30.21     Accounts

          In any litigation or arbitration proceedings arising out of or in connection with a Transaction Document, the entries made in the accounts maintained by a Financier are prima facie evidence of the matters to which they relate.

30.22     Applicable law

          Each Transaction Document is governed by the law in force in the place specified in the Details (or if another law is specified in the Transaction Document, then by that law).

30.23     Serving documents

          Without preventing any other method of service, any document in a court action may be served on a party by being delivered to or left at that party's address for service of notices under clause 29 ("Notices").

30.24     Serving of process

          Without prejudice to any other mode of service allowed under any relevant law, the Obligor:

          (a) irrevocably appoints Simmlaw Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Transaction Document; and

          (b) agrees that failure by a process agent to notify the Obligor of the process will not invalidate the proceedings concerned.

30.25     Jurisdiction of English courts

          The parties agree that:

          (a) the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including a dispute regarding the existence, validity or termination of this agreement) (a "Dispute");

          (b) the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary; and

          (c) this clause is for the benefit of each Financier only and does not prevent any Financier from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, each Financier may take concurrent proceedings in any number of jurisdictions.

30.26     Third party rights

          A person who is not, or has not become, a party to this agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 (UK) to enforce any term of this agreement.

--------------------------------------------------------------------------------
31        Interpretation

31.1      Definitions

          These meanings apply unless the contrary intention appears:

          Accountable Taxes means Taxes imposed by a Relevant Country other than those imposed on, or calculated having regard to, the net income of a Financier.

          Amendment and Restatement Agreement means the agreement of that name dated on or about 16 June 2004 between the parties to this agreement.

          Amount Owing means, at any time for a Financier, the total of all amounts which are then due for payment, or which will or may become due for payment, in connection with any Transaction Document (including transactions in connection with them) to that Financier.

          Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

          Authorised Officer means:

          (a) in the case of a Financier, a director or secretary of the Financier or an officer of that party whose title contains the word "president", "vice-president", "director", "chief", "head", "counsel" or "manager", or a person performing the functions of any of them, or any other person appointed by that party as an Authorised Officer for the purposes of the Transaction Documents; and

          (b) in the case of the Obligor, a person appointed by the Obligor as an Authorised Officer for the purposes of the Transaction Documents and in respect of which each Financier has received a certificate signed by a director or secretary of the Obligor setting out the name and signature of the person and confirming the person's authority to act as an Authorised Officer.

          Borrowed Money means (without duplication) any indebtedness (other than indebtedness owing to another member of the REACH Group and, for the avoidance of doubt, any indebtedness owing under the CPP Agreement) for or in respect of:

          (a)      any moneys borrowed;

          (b) any amount raised by acceptance under any acceptance credit facility;

          (c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

          (d) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with applicable generally accepted accounting principles be treated as a finance or capital lease;

          (e) the amount of any liability in respect of any advance or deferred purchase agreement if the primary reasons for entering into such agreement is to raise finance;

          (f) receivables sold or discounted (other than on a non-recourse basis);

          (g) any agreement or option to re-acquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance;

          (h) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

          (i) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

          Borrower means REACH Finance Limited (formerly known as Capital Next Limited).

          Break Costs means, in relation to a Financier, the amount (if any) by which:

          (a) the interest which the Financier should have received for the period from the date of receipt of all or any part of its participation in a Drawing to the last day of the current Interest Period in respect of that Drawing, had the principal amount been paid on the last day of that Interest Period exceeds

          (b) the amount which that Financier would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the London interbank market for a period starting on the Business day following receipt or recovery and ending on the last day of the current Interest Period.

          Business Day means a day (not being a Saturday, Sunday or public holiday) on which banks are open for general banking business in Australia, Hong Kong, London and New York.

          Chargor means each of:

          (a)      REACH;

          (b)      Reach Global Networks Limited;

          (c)      Reach Networks Australia Pty Limited; and

          (d)      Reach Networks Hong Kong Limited,

          and any other person who becomes a Chargor under clause 16.12(c).

          Control of an entity (the "controlled entity") means the capacity of one or more entities together to direct the decision-making of the board of directors of the controlled entity in relation to the financial and operating policies of the controlled entity.

          Core Business means in relation to the REACH Group taken as a whole, the global supply of a telecommunications service that provides capacity and connectivity for the carriage of telecommunications traffic as contemplated in the Shareholders Agreement.

          Costs includes costs, charges and expenses, including those incurred in connection with advisers.

          CPP Agreement means the Capacity Pre-Prepayment Agreement dated 15 April 2003 between PCCW, Telstra, REACH Global Services Limited, REACH, REACH Networks Hong Kong Limited and PCCW-HKT (as amended on the Effective Date).

          Default Rate means the Interest Rate plus 1% per annum.

          For the purpose of this definition, the Interest Rate is calculated as if the overdue amount is a Drawing with Interest Periods of 3 months (or another period chosen from time to time by the Financiers) with the first Interest Period starting on and including the due date.

          Details means the section of this agreement headed "Details".

          Directive means a treaty, a law, a rule, a regulation, an official directive or request or a guideline having the force of law, and an official directive, request, guideline or policy with which financiers generally (or financiers in the relevant jurisdiction generally) comply, of any government, intergovernmental or supra-national body, agency, department or regulatory, self-regulating or other authority or organisation (including without limitation, a requirement or request relating to the maintenance of capital or any other request or requirement of a central bank or other regulatory body).

          Drawing means a drawdown made or to be made under the Facility or the outstanding principal amount of a drawdown made under the Facility.

          Effective Date means the date on which the Financiers notify the Borrower that they have each received each of the items set out in the schedule ("Conditions precedent") to the Amendment and Restatement Agreement in form and substance satisfactory to them.

          Event of Default means an event so described in clause 13 ("Default").

          Facility means each of the :

          (a)      Telstra Facility; and

          (b)      PCCW Facility,

          made available under this agreement and Facilities means both of them.

          Facility Limit means:

          (a)      for Telstra, the Telstra Facility Limit; and

          (b)      for PCCW, the PCCW Facility Limit,

          and Facility Limits means both of them.

          Final Maturity Date means 31 December 2010.

          Financier means any person so described in the Details.

          Financial Statements means:

          (a)      a profit and loss statement; and

          (b)      a balance sheet; and

          (c)      a statement of cash flows,

          together with any notes to those documents and a directors' declaration and other information as required under applicable law and any other information necessary to give a true and fair view of the financial condition of the relevant person.

          Financial Year in respect of the Borrower, REACH or the REACH Group means each period of a year ending on 31 December each year.

          First Amendment and Restatement Agreement means the agreement dated 15 April 2003 between, among others, the Borrower, REACH and the Banks.

          Floating Charge means each floating charge agreement executed by:

          (a)      REACH;

          (b)      Reach Global Networks Limited;

          (c)      Reach Networks Australia Limited; and

          (d)      Reach Networks Hong Kong Limited,
          in favour of the Financiers, as well as any floating charge agreement (or other security document) executed under clause 16.12(b).

          Guarantee means the guarantee and indemnity in clause 16 ("Guarantee and indemnity").

          Guaranteed Money means, at any time, all amounts then due for payment or which will or may become due for payment or which remain unpaid by an Obligor in connection with the Transaction Documents (including transactions in connection with them).

          Without limiting this definition, it includes amounts then due for payment or which will or may become due for payment or which remain unpaid to a Financier in its capacity as an assignee because it has taken an assignment of a Transaction Document, and whether or not:

          (a) the Guarantor (or any other Obligor) was aware of the assignment or consented to it; or

          (b)      the assigned obligation was secured before the assignment; or

          (c) the assignment takes place before, at the same time as or after the Transaction Document is executed.

          Guarantor means any Initial Guarantor and each New Guarantor under clause 16.12 ("Becoming a New Guarantor").

          Hong Kong means the Hong Kong Special Administration Region of the People's Republic of China.

          Initial Guarantor means REACH and each person so described in the Details.

          Indirect Tax means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

          A person is Insolvent if:

          (a) an order is made or an effective resolution has been passed for it to be wound up, or dissolved without winding-up (otherwise than for the purposes of reconstruction or amalgamation);

          (b) a receiver, receiver manager, judicial manager, liquidator, provisional liquidator, official manager, administrator, trustee or like official has been appointed over the whole or any material part of its undertaking or property;

          (c) any distress, execution, sequestration or other similar process has been levied or enforced upon or sued out against the whole or any material part of its property and has remained undischarged for a continuous period of more than 30 days;

          (d) it has made an assignment for the benefit of creditors (including a class of creditors) generally;

          (e) it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved in writing by the Financiers);

          (f) it is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with its creditors generally to reschedule any or all of its indebtedness; or

          (g) a situation substantially analogous to any of (a) to (f) exists in connection with the person under the law of any jurisdiction.

          Interest Payment Date means the last day of an Interest Period.

          Interest Period means each period selected in accordance with clause 3 ("Interest") or applicable in accordance with the definition of Default Rate.

          Interest Rate means for Drawings, the interest rate set out in the Details.

          LIBOR means, with respect to any Drawing for any Interest Period:

          (a) the rate per annum (rounded upwards, if necessary, to the nearest four decimal places) equal to the official fixing rate by the British Banker Association for USD conducted each day at 11.00am (London time) which appear on the page of the Reuters Monitor Money Rates Service (or, if not available, a successor or substitute page or service selected by the Financiers after consultation with the Borrower) which displays London interbank offered rates for the currency of the Drawing (being current "LIBOR01" for US$) for the Interest Period (or any period which may, in the Financiers' reasonable opinion, be comparable to the Interest Period) as of 11:00a.m. London time on the quotation date for the Interest Period (or a comparable period, as the case may be); or

          (b) if that rate is not available at that time for any reason, the rate per annum (rounded upwards, if necessary, to the fourth decimal point) equal to the arithmetic mean of the rates at which deposits for a maturity comparable to the Interest Period are offered by the Reference Banks to prime banks in the London interbank market (as notified to the Financiers) in immediately available funds and in the currency of the Drawing at approximately 11.00 am, London time on the quotation date for that Interest Period.

                   For the purposes of this definition:

                    (i) the "quotation date" for an Interest Period is the day on which quotations would ordinarily be given by prime banks in the London interbank market for deposits in the relevant currency for delivery on the first day of that Interest Period, except, if, for the period, quotations would ordinarily be given on more than one date, the "quotation date" for that period is the last of those dates; and

                   (ii) if a Reference Bank fails to supply the Financiers with a quotation required of it, the relevant rate for which the quotation was required must be determined from those quotations which are supplied to the Financiers by other Reference Banks (unless only one Reference Bank supplies a quotation).

          Margin is as described in the Details.

          Material Adverse Effect means:

          (a) a material adverse effect on the business, assets or financial condition of the REACH Group taken as a whole unless a substantial cause of such effect is a deterioration or failure of the industry of providing connectivity services for the carriage of telecommunications traffic;

          (b) a material adverse effect on the ability of an Obligor to perform fully and punctually its payment obligations under this agreement unless a substantial cause of such effect is a deterioration or failure of the industry of providing connectivity services for the carriage of telecommunications traffic; or

          (c) a material adverse effect on the validity, legality or enforceability of any Security Interest created or to be created pursuant to the Security Documents or on the priority and ranking of any of that Security Interest.

          Material Subsidiary means from time to time each member of the REACH Group whose share of the book value of the tangible assets or the gross revenues of the REACH Group exceeds 10% of the consolidated tangible assets or gross revenues of the REACH Group, as specified in the most recent consolidated Financial Statements of the REACH Group from time to time.

          New Guarantor means any person that becomes a Guarantor under clause
          16.12 ("Becoming a New Guarantor").

          New Guarantor Deed Poll means a deed in the form of schedule 5 ("Form of New Guarantor Deed Poll") or any other guarantee document executed by a New Guarantor under clause 16.12 ("Becoming a New Guarantor").

          Obligor means each of the Borrower and the Guarantors.

          PCCW means the person so described in the Details.

          PCCW Facility means the Facility so described in the Details.

          PCCW Facility Limit has the meaning given to it in the Details.

          PCCW-HKT means PCW-HKT Telephone Limited.

          PCCW Shareholder means Pacific Century Cable Holdings Limited a company incorporated in Bermuda and having its principal office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

          Permitted Disposal means any disposal:

          (a) of assets not required for the operations of the Core Business made on arm's length commercial terms; or

          (b) of assets in exchange for other assets comparable or superior as to type, value and quality (however, the Financiers need not treat other assets as comparable or superior to the extent that the value of the Borrower's net economic interest free from Permitted Security Interests in the other assets is less than the value of that interest in the assets disposed of); or

          (c) by the payment of cash, dividends or interest on stock or management charges; or

          (d) required by law, regulation or licence or by any regulatory body or authority; or

          (e) of obsolete assets or assets no longer required for the business; or

          (f) by way of operating leases entered into by a member of the REACH Group as lessor in the ordinary course of the business of the relevant member of the REACH Group or the REACH Group taken as a whole; or

          (g) by a Guarantor to another Guarantor or to another person who agrees, or who has agreed with the Financiers that it will become a New Guarantor in accordance with this agreement; or

          (h) not falling within the paragraphs (a) to (g) above (both present and future) so long as the aggregate of the Disposed Value of those assets falling within this paragraph (h) and disposed of by the members of the REACH Group in any Financial Year does not exceed 20% of the book value of the total consolidated tangible assets of the REACH Group as specified in the most recent consolidated Financial Statements of the REACH Group for such Financial Year.

                    For the purpose of this paragraph (h):

                    "Disposed Value" of any asset of any member of the REACH Group means the higher of:

                    (i) the amount of aggregate consideration (or its value, if in kind) received by the members of the REACH Group for the disposal of the asset, net of costs incurred in respect of the disposal; and

                    (ii)      the book value of the asset.

          Permitted Security Interest means:

          (a) any lien or right of set-off arising by operation of law and in the normal course of the business of a member of the REACH Group or in respect of Taxes; and

          (b) each Security Interest over or affecting any asset acquired by a member of the REACH Group after the date of this agreement and subject to which the asset is acquired if:

                    (i) the Security Interest was not created in contemplation of the acquisition of the asset by the relevant member of the REACH Group; and

                    (ii) the principal amount secured by it immediately before the asset was acquired does not exceed either its then resale value or its original cost and has not been increased in contemplation of, or since the date of, the acquisition of the asset by the relevant member of the REACH Group; and

                    (iii) the Security Interest is fully discharged and released within six months of the date of acquisition of the asset; and

          (c) each Security Interest over or affecting any asset of any company which becomes a member of the REACH Group after the date of this agreement created before the company becomes a member of the REACH Group if:

                    (i) the Security Interest was not created in contemplation of the company becoming a member of the REACH Group; and

                    (ii) the amount secured by the Security Interest has not been increased in contemplation of the company becoming a member of the REACH Group; and

                    (iii) the Security Interest is fully discharged and released within six months of the date on which the company becomes a member of the REACH Group; and

                    (iv) the Security Interest and the transactions relevant to it were created or entered into on arm's length terms; and

          (d) each Security Interest arising out of rights of consolidation, combination, netting or set-off over any current or deposit accounts with a bank or financial institution, where it is necessary to agree to those rights in connection with any treasury management arrangement operated by a member of the REACH Group; and

          (e) each Security Interest over assets securing Borrowed Money incurred to finance the costs of acquiring, developing or improving assets where the person providing the Borrowed Money only has recourse to those assets (and, in the case of Security Interests over assets securing Borrowed Money incurred to finance the cost of improving an asset, if the total amount secured by those Security Interests does not exceed US$100,000,000); and

          (f) any Security Interest replacing, or renewing any Permitted Security Interest and which secures a maximum principal, capital or nominal amount not exceeding that so originally secured at the time it is replaced; and

          (g) any Security Interest disclosed in writing to the Banks pursuant to the terms of schedule 2 of the First Amendment and Restatement Agreement; and

          (h) any Security Interest arising out of or in connection with a judgment or judicial award which is promptly discharged; and

          (i) any other Security Interest created in favour of the Financiers, either pursuant to any Floating Charge, any Share Charge or otherwise with the consent of the Financiers; and

          (j) any other Security Interest over or affecting the assets of the Borrower or a member of the REACH Group not falling in paragraphs (a) to (i) above (both present and future) so long as the aggregate amount secured by all those Security Interests falling under this paragraph (j) and those Security Interests permitted by paragraph (f) which are in replacement or renewal of Security Interests originally permitted under this paragraph (j) from time to time does not exceed 20% of the total consolidated tangible assets of the REACH Group as specified in the most recent consolidated Financial Statements of the REACH Group.

          Potential Event of Default means an event of which the Borrower is aware (whether by notice to it by any Financier or not) which, with the giving of notice, the expiry of a grace period or making of a determination under a Transaction Document or any combination of them, would become an Event of Default.

          Proportion means at any time, for a Financier, the proportion which the Facility Limit for its Facility bears to the aggregate of the Facility Limits.

          Protected Party means any Financier which is or will be, for or on account of Taxes, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Taxes to be received or receivable) under a Transaction Document.

          REACH means REACH Ltd. (formerly known as Joint Venture (Bermuda) No. 1 Limited), a company incorporated in Bermuda and having its principal office at Clarendon House, 2 Church Street, PO Box HM666, Hamilton HM CX, Bermuda.

          REACH Group means REACH and its Subsidiaries from time to time.

          Reference Banks means:

          (a) each of the financial institutions so described in the Details; and

          (b) any other banks or financial institutions the Borrower and the Financiers from time to time agree to be Reference Banks.

          There must be at least three Reference Banks at any time.

          Related Entity of a body corporate is any other body corporate of which the first mentioned body corporate is a Subsidiary and any other Subsidiary of the second mentioned body corporate (including any Subsidiary of the first mentioned body corporate).

          Release Date means the date on which the releases under the Deed of Release between the Obligors, the Financiers, JPMorgan Chase Bank and others dated on or about the date of this agreement become effective.

          Relevant Country means any country, or political sub-division of one or more countries, or any federation or association of countries in which the Obligor is either incorporated or is resident or domiciled for any tax purpose or in which the Obligor carries on business or owns or leases property or from which, or through which, any payment under a Transaction Document is made.

          Security Documents means the Floating Charges, the Share Charges, and any other security document that may be at any time given as security for any of the Total Amount Owing.

          Security Interest means any mortgage, pledge, lien, hypothecation, charge, security, encumbrance, assignment or deposit by way of security or trust arrangement for the purpose of providing security or any arrangement having a similar effect to any of them.

          Share Charge means each share charge agreement executed by:

          (a)       REACH over its shares in the Borrower;

          (b)       REACH over its shares in Reach Global Networks Limited;

          (c) Reach Global Networks Limited over its shares in Reach Networks Australia Limited; and

          (d) Reach International Holdings Limited over its shares in Reach Networks Hong Kong Limited,

          in favour of the Financiers, as well as any share charge agreement (or other security document) executed under clause 16.12(c).

          Shareholders Agreement means the agreement entitled "IP Backbone Company Shareholders Agreement" dated 13 October 2000 between Telstra, Telstra Holding, Telstra Shareholder, PCCW, PCCW Shareholder and the Borrower.

          An entity is a Subsidiary of another entity if that other entity (directly or indirectly):

          (a)       holds a majority of the voting rights in it; or

          (b) has the right to appoint or remove a majority of its board of directors or equivalent body (or directors or similar officers holding a majority of the voting rights of the board of directors or equivalent body) whether through ownership, contract or otherwise; or

          (c) is entitled to control the exercise of, a majority of the voting rights in it; or

          (d) if the entity is a Subsidiary of an entity which is itself a Subsidiary of that other entity.

          Taxes means taxes, levies, imposts, charges and duties (including stamp and transaction duties) and withholdings imposed by any authority together with any related interest, penalties, fines and expenses in connection with them.

          Telstra means the person so described in the Details.

          Telstra Facility means the Facility so described in the Details.

          Telstra Facility Limit has the meaning given to it in the Details.

          Telstra Holding means Telstra Holdings Pty Limited (ABN 45 057 808
          938).

          Telstra Shareholder means Telstra Holdings (Bermuda) No. 1 Limited a company incorporated in Bermuda and having its principal office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

          Total Amount Owing means, at any time, the total of all Amounts Owing in connection with any Transaction Document (including transactions in connection with them).

          Transaction Documents means the documents described as such in the Details and any document which the Borrower and the Financiers agree in writing to be a Transaction Document.

          US Dollars and US$ means the lawful currency of the United States of America.

          Working Capital Facility Agreement means the working capital facility agreement dated on or about the date of the Amendment and Restatement Agreement between REACH, Telstra and PCCW.

31.2      References to certain general terms

          Unless the contrary intention appears, a reference in a Transaction Document to:

          (a) a group of persons is a reference to any two or more of them jointly and to each of them individually;

          (b) an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and each of them individually;

          (c) an agreement, representation or warranty by two or more persons binds them jointly and each of them individually, but an agreement, representation or warranty by a Financier binds the Financier individually only;

          (d) anything (including an amount) is a reference to the whole and each part of it;

          (e) a document (including this agreement) includes any variation, amendment, novation or replacement of it;

          (f) law means international treaty, common law, principles of equity, and laws made by parliament or competent legislative bodies or organs of government, any international tribunal, board or other authority established under any international treaty subordinate legislation regulation, and rules (and laws made by any international tribunal, board or other authority established under any international treaty or parliament include multi-jurisdictional and regulations and other instruments under them) and consolidations, amendments, re-enactments or replacements of any of them;

          (g) an accounting term is a reference to that term as it is used in accounting standards under GAAP, or, if not inconsistent with those standards, in accounting principles and practices generally accepted in the United States of America;

          (h)       a time of day is a reference to Hong Kong time;

          (i) the word "person" includes an individual, a firm, company, corporation, other body corporate, government, authority, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of them;

          (j) a particular person includes a reference to the person's executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

          (k) the words "including", "for example" or "such as" when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind;

          (l) the "equivalent" in any currency (the "first currency") of any amount in another currency (the "second currency") is a reference to the amount in the first currency which could be purchased with that amount in the second currency at the spot rate of exchange at which the Financiers would have been prepared (acting reasonably) and able to purchase that amount in the first currency for the second currency in the London foreign exchange market for value as at the relevant time on the relevant date specified in this agreement (or, where no time and date is specified, for value at the time and on the date as the Financiers may from time to time reasonably determine to be appropriate in the circumstances);

          (m) "assets" includes present and future properties, revenues and rights of every description;

          (n) "indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

          (o) a "quarter" means each period of 3 months ending on 31 March, 30 June, 30 September and 31 December in any Financial Year; and "quarterly" shall be construed accordingly;

          (p) a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supra-national body, agency, department or regulatory, self-regulatory or other authority or organisation;

          (q) a thing done or to be done in the "ordinary course of business" is a reference to a thing done or to be done in the ordinary course of the Core Business.

A Potential Event of Default or an Event of Default is "continuing" if it has not been remedied or waived.

31.3      Number

          In a Transaction Document, the singular includes the plural and vice versa.

31.4      Headings

          In a Transaction Document, headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of the Transaction Document.

EXECUTED as an agreement.

Shareholder Term Loan Facility Agreement
Schedules


Schedule 1 - New Guarantor documentation (clause 16.12)

          Item                                                                  Form

1.        Memorandum and articles of association (or                            Certified copy
          equivalent) of the relevant Guarantor.

2.        Certificate of registration (or equivalent) of the                    Certified copy
          relevant Guarantor.

3.        Extract of minutes of a meeting of the relevant                       Certified copy
          Guarantor's board of directors (or equivalent) which evidences the resolutions:

          (a)   authorising the signing and delivery of the Transaction
                Documents to which the person is a party and the observance of obligations under those documents; and

          (b)   appointing Authorised Officers of the person; and

          (c) which acknowledge that the Transaction Documents to which the person is a party will benefit it.

          certified as true and correct and stating that the resolutions are in full force and effect and have not been amended or revoked.

4.        Extract of the minutes of a meeting of the                            Certified copy
          shareholders (or equivalent) of the relevant
          Guarantor which evidence the resolutions authorising
          the signing and delivery of the Transaction
          Documents to which the person is a party and the
          observance of obligations under those documents
          certified as true and correct and stating that the
          resolutions are in full force and effect and have
          not been amended or revoked.

5.        Each document which evidences any other necessary                     Certified copy
          corporate or other action of the


                                                                                                 48


          relevant Guarantor in connection
          with the Transaction Documents to which it is a party.

6.        Each authorisation of the relevant Guarantor                          Certified copy
          necessary to enter into the Transaction Documents to which it is a party and to comply with obligations under and enforce those documents.

7.        Each power of attorney under which a person signs a                   Certified Copy
          Transaction Document for the relevant Guarantor showing
          evidence of stamping and registration (if required).

8.        Certified specimen signature of:                                      Original

          (a)   each Authorised Officer of the relevant Guarantor; and

          (b) each other person who is authorised to sign a Transaction Document for the relevant Guarantor.









                                                                                                 49

Shareholder Term Loan Facility Agreement
Schedules




Schedule 2 - [intentionally left blank]

Shareholder Term Loan Facility Agreement
Schedules



Schedule 3 - [intentionally left blank]

Shareholder Term Loan Facility Agreement
Schedules



Schedule 4 - Payment details (clause 5.4)



Payment details                       Telstra Corporation Limited

                                      Account number: 36215396
                                      Account name: Telstra Corporation Limited
                                      Bank: Citibank N.A.
                                      Branch: New York
                                      Swift Code: CITIUS33
                                      CHIPS/ABA number: CP0008/FW021000089


                                      PCCW Limited

                                      Account number: 000044407
                                      Account name: HSBC, Hong Kong Main Branch
                                      Bank: HSBC Bank USA, New York
                                      Branch: Hong Kong Main Branch
                                      Swift Code: MRMDUUS33
                                      CHIPS/ABA number: 076026
                                      Further credit to: PCCW Limited
                                      Account number: 600 699 466 0001

Shareholder Term Loan Facility Agreement
Schedules


Schedule 5 - Form of New Guarantor Deed Poll (clause 16.12)


Deed Poll
--------------------------------------------------------------------------------

New Guarantor          Name:


                       Address:


                       Fax:


                       Telephone:


                       Attention:
--------------------------------------------------------------------------------
Shareholder Term       Shareholder Term Loan Facility Agreement between REACH
Loan Facility          Finance Limited, Telstra, PCCW and others dated
Agreement              12 January 2001.
--------------------------------------------------------------------------------

Governing law of       The same as the Shareholder Term Loan Facility Agreement
this deed poll         described above.

BY THIS DEED POLL the New Guarantor described above, for the benefit of the parties to the Shareholder Term Loan Facility Agreement described above:

(a) irrevocably agrees that from the date of this deed poll it is a Guarantor; and

(b) irrevocably agrees to comply with and be bound by all current and future obligations of the Guarantor under the Transaction Documents as if it were originally party to them as a Guarantor; and

(c) acknowledges having read a copy of each Transaction Document before signing this deed poll; and

(d) gives, as at the date of this deed poll, all representations and warranties on the part of the Guarantor contained in the Transaction Documents; and

(e)       acknowledges receiving valuable consideration for this deed poll.

Clause 31 ("Interpretation") of the Shareholder Term Loan Facility Agreement described above applies to this deed poll as if it was fully set out in this deed poll.

DATED [          ]

EXECUTED as a deed poll.

[insert execution clause for New Guarantor]

Shareholder Term Loan Facility Agreement
Schedules


Schedule 6 - [intentionally left blank]

Shareholder Term Loan Facility Agreement
Schedules



Schedule 7 - [intentionally left blank]

Shareholder Term Loan Facility Agreement
Schedules


Schedule 8 - [intentionally left blank]

Shareholder Term Loan Facility Agreement
Schedules


Schedule 9 - [intentionally left blank]

Shareholder Term Loan Facility Agreement
Schedules


Schedule 10 - [intentionally left blank]